SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 1, 1997


                               Lithia Motors, Inc.
             (Exact Name of Registrant as specified in its charter)


    Oregon                         0-21789                      93-0572810
(State or other                  (Commission                  (IRS Employer
jurisdiction of                   File Number)               Identification No.
of incorporation)

          360 E. Jackson St., Medford, Oregon                      97501
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         Address of Principal Executive Office                    Zip Code

         Registrant's telephone number including area code 541-776-6899



          (Former name or former address, if changed since last report)


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Item 2.  Acquisition or Disposition of Assets.

         On April 1, 1997, the registrant completed the acquisition from Magnussen Dodge, a California corporation, of a Dodge and Isuzu dealership located at 4901 Marsh Drive, Concord, California, pursuant to an Agreement for the Purchase and Sale of Business Assets (the "Agreement") dated January 21, 1997. The registrant acquired the dealership business through the purchase of substantially all of the assets used in the operation of the business, consisting of furniture, fixtures, leasehold improvements, equipment, parts and accessories, inventories of new and used vehicles, service supplies and work in progress, pre-paid expenses and goodwill.

         Total consideration paid for the assets was $10,728,000,  consisting of
(i) $271,000 for parts and accessories, valued at the seller's net cost or replacement cost; (ii) $7,170,000 for new vehicle inventory, at the aggregate factory invoice cost less factory rebates, holdbacks, incentives, and certain allowances rebated to the dealer; (iii) $614,000 for used vehicle inventories, based on mutual agreement of the parties as to the value of each individual vehicle; (iv) $363,000 for furniture, fixtures, leasehold improvements and equipment, based on an independent appraisal; (v) $10,000 for service work in progress; and (vi) $2,300,000 for intangible assets, determined by agreement of the parties.

         The purchase price for tangible assets was paid in cash, with new and used vehicle inventories subsequently financed under the registrant's existing credit facility with United States Bank of Oregon. Payment for intangible assets consisted of $1,800,000 in cash and an unsecured promissory note in the amount of $500,000, bearing interest at 8.0% per annum, with principal payable in five annual installments of $100,000 each.

         Concurrent with the close of the acquisition, a wholly-owned subsidiary of the registrant entered into a lease of the premises on which the dealership business is conducted, which lease was subsequently sub-leased on substantially identical terms to Lithia DC, Inc., another wholly-owned subsidiary of the registrant which was formed to operate the dealership.

         The lease (the "Lease"), between Lithia Real Estate ("Lessee"), Inc. and Solano Way Partnership ("Lessor"), runs concurrently with, and incorporates the terms of, a master lease between the owner of the property, Contra Costa County, and Solano Way Partnership. Both the Lease and the master lease terminate on August 20, 2020. The Lease provides for initial monthly payments of $25,000 for the first two years, rising to $26,000 for the third year, and subsequently adjusted upwards to reflect increases in the

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Consumer Price Index - All Urban Consumers (All Items, San Francisco-Oakland-San
Jose, California) published by the U.S. Department of Labor. Increases are limited to 5% in any one year and 15% in any five-year period. The registrant has guaranteed performance of the Lessee under the Lease.

         The Lessee has the option, for the first two years of the Lease, to purchase all of the Lessor's improvements to the premises and leasehold interests in the master lease for a purchase price of $2.5 million. The Lease is assignable, provided that the proposed assignee has entered into a dealer sales agreement with Chrysler Corporation relating to the leased premises. Chrysler Corporation has the option to purchase the premises in the event the Lessee or its successors cease to use the premises for the purpose of selling and servicing Chrysler Corporation products.

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Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired.

                  Not Applicable

         (b)      Exhibits.

                  The following exhibits are being filed herewith:

         10.1. Agreement for the Purchase and Sale of Business Assets, dated January 21, 1997, between Magnussen Dodge and Lithia Motors, Inc.

         10.2. Lease, dated February 14, 1997, between Solano Way Partnership and Lithia Real Estate, Inc.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             LITHIA MOTORS, INC.
                                                (Registrant)



Date:  June 6, 1997                        By: /s/ Sidney D. DeBoer
                                               Sidney B. DeBoer
                                               President and Chief Executive
                                                Officer


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                                  Exhibit Index



Exhibit


         10.1. Agreement for the Purchase and Sale of Business Assets, dated January 21, 1997, between Magnussen Dodge and Lithia Motors, Inc.

         10.2. Lease, dated February 14, 1997, between Solano Way Partnership and Lithia Real Estate, Inc.



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